Exhibit 31.1

SARCOS TECHNOLOGIES AND ROBOTICS CORPORATION

AMENDED AND RESTATED OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved by the Compensation Committee of the Company’s Board of Directors on April 13, 2023 (the “Effective Date”)

Sarcos Technologies and Robotics Corporation (the “Company”) believes that providing cash and equity compensation to members of its Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless defined in this Policy, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy. No compensation will be paid under this Policy if it exceeds any limits under the Plan.

1.
Cash Compensation.

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $50,000. There are no per‑meeting attendance fees for attending Board meetings.

Chair and Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the chair of the Board, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash retainers as follows:

Chair of the Board $50,000

Chair of Audit Committee: $15,000

Member of Audit Committee: $7,500

Chair of Compensation Committee: $7,500

Member of Compensation Committee: $3,750

Chair of Nominating and Corporate Governance Committee: $3,000

Member of Nominating and Corporate Governance Committee: $1,500

For clarity, each Outside Director who serves as the chair of a committee will receive only the annual cash retainer as the chair of the committee, and not the additional annual cash retainer as a member of the committee.

Payment

Each annual cash retainer payable under this Policy for service on the Board, chair of the Board, or the chair or a member of a committee of the Board (an “Annual Cash Retainer”) will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any point during the fiscal quarter, and such payment will be made on the last business day of such fiscal quarter (or as soon thereafter as practical, but in no event later than 30 days following the end of such fiscal quarter). For purposes of clarification, an Outside Director who has served as an Outside Director and/or as a member of an applicable committee (or chair thereof) during only a portion of the relevant Company fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable annual cash retainer(s), calculated based on the number of days during such fiscal quarter such Outside Director has served in the relevant capacities.

2.
Equity Compensation.

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions. No Awards will be made if they would exceed any limitations in the Plan.

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards. Notwithstanding the foregoing, any individual Outside Director may refuse to receive all or any part of an Award otherwise due to such Outside Director pursuant to this policy, and a majority of all Outside Directors may determine to reduce the amount (including in full) of any Annual Awards otherwise due to all Outside Directors on behalf of all Outside Directors.

(b) New Director Award. Subject to the following paragraph, upon an Outside Director’s initial appointment to the Board (other than by appointment on an Annual Meeting), such Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $150,000 multiplied by a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the last Annual Meeting and the date the Outside Director becomes a member of the Board and (B) the denominator of which is 12 (a “New Director Award”).

Subject to Section 3, each New Director Award will fully vest upon the earlier of: (i) the first anniversary of the grant date and (ii) the day prior to date of the next Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date. For the avoidance of doubt, should the appointment date be the same as the date of an Annual Meeting, then such Outside Director will only be granted an Annual Award.

(c) Annual Award. Subject to the following paragraph, on the date of each Annual Meeting, each Outside Director will be automatically granted an Award of Restricted Stock Units (an “Annual Award”) with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $150,000, rounded to the nearest whole Share.

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the first anniversary of the date the Annual Award is granted and (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award was granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(d) Chair Award. Subject to the following paragraph, on the date of each Annual Meeting, if an Outside Director is serving as Chair of the Board immediately following the Annual Meeting, the grant date fair value of such Outside Director’s Annual Award shall be increased by $50,000. Subject to the following paragraph, if an Outside Director is elected or appointed to serve as the Chair of the Board not in connection with the Annual Meeting, then upon such initial election or appointment such Outside Director automatically will be granted an Award of Restricted Stock Units with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of $25,000 multiplied by a fraction (A) the numerator of which is (x) 12 minus (y) the number of months between the date of the last Annual Meeting and the date the Outside Director is so elected or appointed and (B) the denominator of which is 12.

Subject to Section 3, each Chair Award will fully vest upon the earlier of: (i) the first anniversary of the grant date and (ii) the day prior to the date of the next Annual Meeting, in each case subject to the Outside Director continuing to be a Service Provider through the vesting date.

(e) Additional Terms of New Director Awards, Annual Awards and Chair Awards. Each New Director Award, Annual Award and Chair Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee, as applicable, for use thereunder.

3.
Change in Control.

Immediately prior to a Change in Control, each Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement between the Outside Director and the Company or any of its Subsidiaries or Parents, as applicable.

4.
Travel Expenses.

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings or related to his or her Board service will be reimbursed by the Company.

5.
Additional Provisions.

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

6.
Section 409A.

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Fiscal Year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company have any liability or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes or costs that may be imposed on or incurred by an Outside Director (or any other person) as a result of Section 409A.

7.
Revisions.

The Board or Compensation Committee of the Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.